PROSPECTUS Dated March 14, 2018 and	PRICING SUPPLEMENT NO. 4
PROSPECTUS SUPPLEMENT Dated March 14, 2019	Dated November 18, 2019
Registration Statement No. 333-223639
Filed Pursuant to Rule 424(b)(2)

€4,724,447,562

FORD MOTOR CREDIT COMPANY LLC

EURO MEDIUM-TERM NOTES
Due Nine Months or More from Date of Issue

€600,000,000 2.330% Fixed Rate Notes due 2025

This Pricing Supplement and the related Prospectus and Prospectus Supplement have been prepared on the basis that any offer of Euro Medium-Term Notes in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Euro Medium-Term Notes. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

This document constitutes the Pricing Supplement for the Euro Medium-Term Notes described herein. This document must be read in conjunction with the accompanying Prospectus and Prospectus Supplement. Full information on Ford Credit and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement and the Prospectus and Prospectus Supplement. Copies of the Prospectus and Prospectus Supplement may be obtained at no cost, by writing or telephoning Ford Credit’s principal executive offices at the following address: Ford Motor Credit Company LLC, One American Road, Dearborn, MI 48126, Attn: Corporate Secretary, 1-800-426-2888. Ford Credit’s SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

The Euro Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement.

1.	Issuer:	Ford Motor Credit Company LLC

2.	Trade Date:	November 18, 2019

3.	Issue Date:	November 25, 2019 (T+5)

4.	Stated Maturity:	November 25, 2025

5.	Specified Currency:	Euro (€)

6.	Principal Amount:	€600,000,000

7.	Interest Rate:	2.330% Fixed Rate

8.	Yield to Maturity:	2.330%

9.	Price to Public:	100.000% plus accrued interest from the Issue Date

10.	All-in Price:	99.625%

11.	Net Proceeds (Before Expenses) to Issuer:	€597,750,000

12.	Interest Payment Date:	Annually on each November 25, beginning November 25, 2020

13.	Regular Record Date:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

14.	Business Day:	New York City, London, TARGET2

15.	Day Count Convention:	Actual/Actual (ICMA)

16.	Business Day Convention:	Following, unadjusted

17.	Stabilization Agent:	Goldman Sachs International

18.	ISIN:	XS2052337503

19.	Listing:	Ford Credit intends to apply to list the Notes on the New York Stock Exchange

20.	Plan of Distribution:	Name	Principal Amount Of Notes
		Barclays Bank plc	€100,000,000
		BNP Paribas	100,000,000
		Citigroup Global Markets Limited	100,000,000
		Goldman Sachs International	100,000,000
		ICBC Standard Bank Plc	100,000,000
		SMBC Nikko Capital Markets Limited	100,000,000
		Total	€600,000,000

The above Agents have agreed to purchase the respective principal amount of Notes, opposite its name as principal, at a price of 99.625% plus accrued interest from November 25, 2019 if settlement occurs after that date.

ICBC Standard Bank Plc has informed Ford Credit that it is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. As required by the United States Bank Holding Company Act, ICBC Standard Bank Plc shall offer and sell the Securities constituting part of its allotment solely outside the United States.

21.	Other:

Settlement

It is expected that delivery of the Notes will be made against payment therefor on or about November 25, 2019, which will be the fifth business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+5”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.